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EXHIBIT 10.32

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT (referred to as "Agreement") made and entered into this 1st day of August, 2003 by and between The Coca-Cola Company, a Delaware corporation ("Company") and Chatham International Corporation ("Consultant").

WITNESSETH:

        WHEREAS, Consultant desires to perform consulting services for Company, on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises and the mutual promises and agreement contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Consultant Undertakings

        1.1    Consultant, by the services of Brian G. Dyson, shall provide consultation to management of Company from time to time as requested by Company's Chairman and Chief Executive Officer (Douglas N. Daft) or his designees.

        1.2    Such consultation shall include, without limitation, involvement with Company business plans, bottlers and joint ventures.

2.    Consulting Fees and Expenses

        2.1    As full and total compensation for services by Consultant under and during the term of this Agreement, Company shall pay to Consultant $16,666.67 per month.

        2.2    Company shall reimburse Consultant for expenses he may reasonably incur in connection with his performance hereunder provided such expenses are not reimbursed elsewhere and that all such expenses shall be approved in writing by Company's Office of the Chairman.

        2.3    Consultant shall also be eligible for discretionary and periodic performance bonuses for exceptional service against specified tasks. Such discretionary bonus shall be determined by the CEO in consultation with the Compensation Committee of the Board of Directors.

3.    Term

        3.1    This Agreement shall commence on September 1, 2003 and shall expire on August 31, 2004. This Agreement may be extended by the mutual written agreement of Company and Consultant.

4.    Intellectual Property

        4.1    In this Agreement, "Intellectual Property" means all works, including literary works, pictorial, graphic and sculptural works, architectural works, works of visual art, and any other work that may be the subject matter of copyright protection; advertising and marketing concepts; information; data; formulas; designs; models; drawings; computer programs; including all documentation, related listings, design specifications, and flowcharts, trade secrets, and any inventions including all processes, machines, manufactures and compositions of matter and any other invention that may be the subject matter of patent protection; and all statutory protection obtained or obtainable thereon. Consultant hereby assigns to Company all worldwide right, title and interest in and to Intellectual Property created, made, conceived, reduced to practice or authored by Consultant, or any persons provided by Consultant either solely or jointly with others, during the performance of this Agreement or with the use of information, materials or facilities of Company received by Consultant during the term of this Agreement. Company shall be free to make, have made, use and sell products utilizing the Intellectual Property assigned to Company.

        4.2    Consultant shall promptly disclose to Company all Intellectual Property created by Consultant during the term of this Agreement.

        4.3    Consultant shall execute or cause to be executed, all documents and perform such acts as may be necessary, useful or convenient to secure for Company statutory protection including patent, trademark, trade secret or copyright protection throughout the world for all Intellectual Property assigned to Company pursuant to this Section. In addition, any Intellectual Property which qualifies as a work made for hire under the U.S. Copyright laws shall be a work made for hire and shall be owned by Company.

        4.4    Consultant shall retain ownership of all Intellectual Property clearly documented as having been made solely by Consultant prior to the date of this Agreement and expressly excluded from this Agreement in an attachment hereto.

5.    Confidentiality

        5.1    It is presumed that Company has disclosed or may disclose to Consultant or Consultant may come in contact with or observe business information, know-how, marketing plans, trade secrets, inventions, and other intellectual property rights (all which are hereinafter jointly referred to as "Proprietary Information") that are either the property of Company or controlled by Company. Such Proprietary Information must be held in strict confidence by Consultant and must not be used or disclosed to any third party without the express prior written permission of an officer of Company. Consultant must safeguard all written materials that Company supplies to Consultant, must not copy or duplicate such materials without Company's prior written consent, and must return such materials to Company upon the completion of services hereunder or upon Company's request.

6.    Limitations

        6.1    For the duration of this Agreement, and for a period of two years thereafter, Consultant must not, without the prior written consent of Company, render services to any other firm, corporation, or individual engaged in a business competitive with that of Company. Any such performance constitutes a material breach of this Agreement.

7.    Miscellaneous

        7.1    Independent Consultant.    Consultant is and will remain an independent consultant and not an employee of Company and has no authority to bind Company in any way. It is expressly understood that this undertaking does not constitute a joint venture. Consultant agrees that it shall have exclusive control and direction of those persons engaged in performing the services provided for hereunder, and neither Consultant nor any of its employees or subconsultants shall be deemed to be employees of Company. Consultant agrees to assume full responsibility for the payment of all local, state and federal payroll and withholding taxes or contributions or taxes for unemployment insurance, pension, worker's compensation, or other social security or related protection with respect to those persons engaged in the performance of services in connection with this Agreement. Consultant further understands that Consultant is entitled to no other benefits hereunder except that compensation set forth in Section 2 above. It is understood that Consultant will not be required to work scheduled hours and Consultant may perform the services at those locations that Consultant deems appropriate to fulfill Consultant's obligations under this Agreement.

        7.2    Use of Company's Name.    Consultant must not, without Company's prior written approval, publish or use any advertising, sales promotion or publicity relating to services, reports and materials furnished by Consultant in which the name of Company is mentioned or its identity implied. In addition, Consultant agrees that it will not use Company's name in poor taste or in a disparaging manner.

        7.3    Governing Law.    This Agreement shall be subject to the laws of the State of Georgia, and the parties agree all disputes arising from or related to this Agreement shall be litigated in the state or federal courts located in Fulton County, Georgia. The parties agree that such courts shall be the exclusive forums for such disputes and hereby submit to the jurisdiction and venue of such courts for the litigation of all such disputes. The parties hereby waive any claims of improper venue or lack of personal or subject matter jurisdiction as to any such disputes.

        7.4    Waivers.    All waivers of a breach or violation of this Agreement by either party must be in writing and cannot operate as, or be construed to be, a waiver of subsequent breach hereof.

        7.5    Warranties.    Consultant certifies and warrants that:

    (1)
    Consultant has the experience and ability necessary to perform all services required by this Agreement.

    (2)
    Consultant has full power and authority to enter into and fully perform this Agreement, and no services, equipment, materials or reports furnished hereunder will in any way infringe upon or violate the rights of any third person, including, without limitation, rights of patent, trade secret, trademark or copyright.

        7.6    Code of Business Conduct.    Consultant acknowledges receipt by him of a copy of the Code of Business Conduct of The Coca-Cola Company, and agrees to be bound by its provisions.

8.    Notices

        8.1    Unless otherwise provided for herein, all notices required or permitted hereunder shall be in writing and delivered to the respective parties at the addresses set forth below (or to such other addresses as either party may provide to the other party in accordance herewith), by hand delivery, by certified mail, return receipt requested, postage prepaid or by telegram, telex or telecopy, charges prepaid and shall be deemed served upon the date of deposit in the mail or at a telegraph office or upon the date of delivery if delivered by hand or by telex or telecopy:

    If to The Coca-Cola Company, addressed to:

      The Coca-Cola Company
      P.O. Drawer 1734
      Atlanta, Georgia 30301
      Attention: Office of the Chairman

    If to Consultant, addressed to:

      Mr. Brian G. Dyson
      [address intentionally deleted]

9.    Entire Agreement

        9.1    This Agreement embodies the full and complete understanding of the parties hereto and supersedes any previous agreement, written or oral, relating to the subject matter hereof. The parties may modify this Agreement only by written instrument signed by each of the parties hereto.

10.    Captions

        10.1    The captions used in this Agreement are for convenience only and cannot affect in any way the meaning or interpretation of any of the provisions set forth herein.

11.    Survival

        11.1    Sections 4, 5, 6 and 7 shall survive expiration or termination of this Agreement.

        IN WITNESS WHEREOF, Company and Consultant have executed this Agreement under seal as of the date first above written.

THE COCA-COLA COMPANY

By:	/s/ STEVEN J. HEYER
Title:	President and Chief Operating Officer
Date:	January 22, 2004

CONSULTANT

By:	/s/ BRIAN G. DYSON
Title:	President—CIC
Date:	January 22, 2004

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  EXHIBIT 10.32
CONSULTING AGREEMENT